Exhibit 10.1

Execution Copy

LOAN AGREEMENT dated as of August 29, 2012 (this Agreement) between ARCH STREET FUNDING LLC, a Delaware limited liability company (the Borrower), the financial institutions and other lenders from time to time party hereto as “Lenders” (the Lenders) and Citibank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the Administrative Agent).

WHEREAS:

A. The Borrower intends to acquire, hold and dispose of one or more Debt Obligations (as hereinafter defined);

B. The Borrower wishes to finance certain Debt Obligations, whether upon the purchase thereof or after the prior contribution thereof to the equity capital of the Borrower, in each case with proceeds from the borrowing of a Loan (as hereinafter defined) hereunder, all on the terms and conditions set forth herein; and

C. The Borrower has requested that the Lenders make the Loans to the Borrower, and the Lenders are willing to make the Loans to the Borrower, all on the terms and conditions set forth herein.

INTERPRETATION

Defined Terms

1.1 As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

Account Control Agreement means the Account Control Agreement dated as of the date hereof between the Borrower, the Security Agent, Citibank, N.A., as intermediary, and Virtus, L.P., as collateral administrator.

Additional Amount has the meaning given to such term in Section 3.9(a).

Administrative Agent has the meaning specified in the first paragraph of this Agreement.

Administrative Questionnaire means, with respect to any Lender, an Administrative Questionnaire completed by such Lender in a form supplied by the Administrative Agent.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement has the meaning specified in the first paragraph of this Agreement.

Alternate Base Rate means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) LIBOR for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate specified in clause (b) of the first sentence of this definition, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

Amended and Restated Investment Management Agreement means that certain Amended and Restated Investment Management Agreement, dated as of August 29, 2012, by and between the Borrower and the Borrower Investor.

Approved Buyer means (a) any Person listed in Schedule II so long as its long-term unsecured and unsubordinated debt obligations on the “trade date” for the related submission of a Firm Bid contemplated hereby are rated at least “A2” by Moody’s and at least “A” by S&P and (b) if a Person listed in Schedule II is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed Person within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

Assignment Agreement means any assignment, asset contribution or similar agreement (other than the Equity Contribution Framework Agreement) entered into with respect to the purchase or other acquisition of any Debt Obligation (or any portion thereof) held by the Borrower.

Assignment and Acceptance means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in a form customarily used by the Administrative Agent for such purpose.

Available Interest Proceeds means, with respect to any payment proposed to be made pursuant to Section 3.8(b)(i) and any date of determination, (a) the sum of (i) all proceeds of interest, fee or other amount (other than principal and premium in respect of principal) owing on any Debt Obligation (or any portion thereof), including any of the foregoing properly attributable to the sale of any Debt Obligation (or any portion thereof), to the extent received by the Borrower at least three Business Days prior to such date of determination and (ii) all proceeds of any Eligible Investments acquired by the Borrower with any proceeds referred to in the foregoing clause (a), and (without duplication) all payments of interest on any Eligible Investments acquired by the Borrower, to the extent received by the Borrower at least three Business Days prior to such date of determination minus (b) the sum of (i) all investments in Debt Obligations and Eligible Investments made by the Borrower at least three Business Days prior to such date of determination from proceeds referred to in the foregoing clause (a) plus (ii) all payments of interest, fees and other amounts (other than principal) paid on or prior to such date of determination by the Borrower hereunder or under any other Loan Document to the Administrative Agent, the Security Agent or any Lender plus (iii) all other payments made by the Borrower from Available Interest Proceeds on or prior to such date of determination pursuant to Section 3.8(a) or 3.8(b)(i) (and, if made by the Borrower on such date of determination pursuant to Section 3.8(b)(i), only to the extent required under Section 3.8(b)(i) to be paid in priority to the payment proposed to be made).

Available Principal Proceeds means, with respect to any payment proposed to be made pursuant to Section 3.8(b)(ii) and any date of determination, (a) the sum of (i) all proceeds of principal and premium in respect of principal owing on any Debt Obligation (or any portion thereof), including any of the foregoing properly attributable to the sale of any Debt Obligation (or any portion thereof), to the extent received by the Borrower at least three Business Days prior to such date of determination and (ii) all proceeds of any Eligible Investments (other than in respect of interest thereon) acquired by the Borrower with any proceeds referred to in the foregoing clause (a), to the extent received by the Borrower at least three Business Days prior to such date of determination minus (b) the sum of (i) all investments in Debt Obligations and Eligible Investments made by the Borrower at least three Business Days prior to such date of determination from proceeds referred to in the foregoing clause (a) plus (ii) all principal of the Loans paid or required to be paid on or prior to such date of determination by the Borrower hereunder plus (iii) all other payments made by the Borrower from Available Principal Proceeds on or prior to such date of determination pursuant to Section 3.8(b)(ii) (and, if made by the Borrower on such date of determination, only to the extent required under Section 3.8(b)(ii) to be paid in priority to the payment proposed to be made).

Borrower has the meaning specified in the first paragraph of this Agreement.

Borrower Formation Documents means (a) the certificate of formation of the Borrower and (b) the limited liability company agreement of the Borrower.

Borrower Investor means FS Investment Corporation, a Maryland corporation.

Borrowing Date has the meaning given to such term in Section 2.1.

Borrowing Notice Date has the meaning given to such term in Section 2.2(c).

Business Day means a day on which commercial banks and foreign exchange markets settle payments in New York and London.

Cash means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

Change in Tax Law means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date that a Lender, including Persons that shall have become party hereto pursuant to an Assignment and Acceptance and Participants (as defined in Section 8.4(f)), shall have become a party to this Agreement.

Closing Date means the first date on which each of the conditions set forth in Schedule I are satisfied.

Code means the Internal Revenue Code of 1986, as amended.

Collateral has the meaning given to it in the Security Agreement.

Commitment means, as to any Lender, the obligation of such Lender to make Loans to the Borrower pursuant to Section 2.1, as such amount may be reduced from time to time pursuant to Section 3.7 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.4. With respect to the Initial Lender, the Commitment of the Initial Lender on the date hereof is USD550,000,000.

Competitor means (a) any Person primarily engaged in the business of private investment management as a mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower Investor or its investment adviser or any Affiliate thereof that is an investment adviser, (b) any Person Controlled by, or Controlling, or under common Control with, a Person referred to in clause (a) above or (c) any Person for which a Person referred to in clause (a) above serves as an investment adviser with discretionary investment authority; provided that in no event will an Eligible Assignee be a “Competitor”.

Contractual Currency has the meaning given to such term in Section 3.14.

Contributed Debt Obligation means any Debt Obligation acquired in a Qualified Purchase pursuant to Section 5.2(a)(iii).

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

Covenant-Lite Obligation means, with respect to any Debt Obligation, the related Debt Obligation Credit Agreement either (a) does not include a Financial Covenant or (b) includes a Financial Covenant, but requires compliance therewith not upon a continuous or periodic basis (such as the end of each financial reporting period), but only upon the taking by an obligor on such Debt Obligation or an Affiliate thereof of one or more specified actions (e.g., the incurrence or assumption of debt, the creation of liens, the payment of a dividend or other distribution or the consummation of a merger, consolidation or sale of assets).

Current Price means, with respect to any Debt Obligation on any date of determination, the Administrative Agent’s determination of the net cash proceeds that would be received from the sale on such date of determination of such Debt Obligation. If the Borrower disputes the Administrative Agent’s determination of the Current Price of such Debt Obligation, then the Borrower may, no later than three hours after the Borrower is given notice of such determination, (a) designate two Dealers and (b) provide to the Administrative Agent within such three-hour period with respect to each such Dealer a Firm Bid with respect to not less than the Par Amount of such Debt Obligation. The highest of such two Firm Bids will be the Current Price for the relevant date of determination. Notwithstanding the foregoing, if the Borrower disputes the Administrative Agent’s determination of the Current Price of an Unquoted Debt Obligation, the Current Price of such Unquoted Debt Obligation shall be equal to the Valuation Price then in effect, except that (a) at no time may the Current Price of Unquoted Debt Obligations constituting more than 15% of the aggregate Purchase Amount of all Debt Obligations then held by the Borrower be determined by reference to their respective Valuation Prices then in effect and (b) no Valuation Price may be used to determine the Current Price of any Unquoted Debt Obligation if the effective valuation date for the relevant valuation occurred more than three months prior to the first day of the calendar month that includes the date of determination of such Current Price. The “Current Price” shall be expressed as a percentage of par and will be determined exclusive of accrued interest and premium.

Dealer means (a) any entity (other than the Administrative Agent or any of its Affiliates) designated by the Administrative Agent or its designated Affiliate in its sole discretion as a “Dealer” for the purposes of this Agreement and (b) to the extent designated by the Borrower pursuant to the definition of “Current Price”, either (i) any Approved Buyer or (ii) any other entity approved in advance by the Administrative Agent; provided that the Administrative Agent or any Affiliate thereof may be a Dealer if more than one Dealer is otherwise designated.

Debt Obligation means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement and includes any obligation, security or other property (other than cash) received by the Borrower after its original acquisition of such obligation in exchange for such obligation.

Debt Obligation Credit Agreement means, with respect to any Debt Obligation, any term loan agreement, revolving loan agreement or other similar credit agreement from time to time governing such Debt Obligation.

Debt Obligation Bankruptcy Event means, with respect to any Debt Obligation, the occurrence of the following with respect to such Debt Obligation (or any portion thereof): Bankruptcy. Capitalized terms used in this definition but not defined in this Agreement shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

Debt Obligation Failure to Pay Event means, with respect to any Debt Obligation, the occurrence of the following with respect to such Debt Obligation (or any portion thereof): Failure to Pay. For purposes of the determination of whether a Debt Obligation Failure to Pay

Event has occurred, the Reference Obligation shall be such Debt Obligation, the Obligation Category will be Reference Obligation Only, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Agreement shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

Debt Obligation Acquired from a Related Party means any Debt Obligation acquired by the Borrower from any Related Party (whether in a single transaction or in a series of related transactions); provided that, for the avoidance of doubt, no Debt Obligation acquired pursuant to the Merger shall be a “Debt Obligation Acquired from a Related Party”.

Default Rate means, with respect to any Interest Period, the Interest Rate for such Interest Period plus 2.00%.

Defaulting Lender means any Lender that (a) has failed, within two Business Days of the date required to be funded, to fund any portion of its Loans unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (b) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit.

Diversion Percentage means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 5%.

Drawdown Period means the period from and including the date hereof to and including the second anniversary of the date hereof; provided that, if the final day of the Drawdown Period would otherwise be a day that is not a Business Day, then the final day of the Drawdown Period will instead be the immediately preceding Business Day.

Eligible Assignee means any commercial bank, commercial finance company or insurance company with, at the time of any proposed assignment to such entity, (a) long-term senior unsecured credit ratings of at least A- by S&P and at least A3 by Moody’s or (b) short-term senior unsecured ratings of at least A-2 by S&P and P-2 by Moody’s.

Eligible Investments means (a) Cash, (b) deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than USD1,000,000,000 and (c) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively. Eligible Investments may include investments described in clause (b) or (c) above made with or issued by the Intermediary (as defined in the Account Control Agreement) or for which the Intermediary or an Affiliate thereof provides services and receives compensation.

Equity Advance Rate means, with respect to any Debt Obligation on any date of determination, 100% minus the Loan Advance Rate with respect to such Debt Obligation on such date of determination.

Equity Amount means, on any date of determination, the sum, for all Debt Obligations held by the Borrower on such date of determination (determined, for this purpose, on a “settlement date” basis), of the products of (a) the Equity Advance Rate in effect on such date with respect to such Debt Obligation multiplied by (b) the Purchase Amount of such Debt Obligation on such date of determination.

Equity Contribution Framework Agreement means the Equity Contribution Framework Agreement between the Borrower Investor and the Borrower in substantially the form of Exhibit B hereto.

Equity Coverage Ratio means, on any date of determination, (a) the sum of (i) the aggregate amount of Eligible Investments held by the Borrower on such date of determination plus (ii) the sum, for all Debt Obligations held by the Borrower on such date of determination, of the products of (x) the Current Price on such date of determination with respect to such Debt Obligation multiplied by (y) the Par Amount of such Debt Obligation on such date of determination minus (iii) the aggregate principal amount of the Loans outstanding on such date of determination divided by (b) the aggregate of the Purchase Amounts of all Debt Obligations held by the Borrower on such date of determination.

Equity Percentage means, on any date of determination, (a) the Equity Amount on such date of determination divided by (b) the aggregate of the Purchase Amount of all Debt Obligations held by the Borrower on such date of determination.

Equity Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interest in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any ownership interest in the Borrower or any option, warrant or other right to acquire any ownership interest in the Borrower.

Events of Default has the meaning given to such term in Section 6.1.

Excess Concentration Obligation means, on any date, one or more Debt Obligations of any single Obligor or any of its Affiliates as to which the aggregate Purchase Amount thereof on such date exceeds 2.5% of the Portfolio Purchase Amount on such date.

Excess Concentration Percentage means, on any date, with respect to any Excess Concentration Obligation, a percentage equal to (a) the excess of (i) the aggregate Purchase Amount on such date of the related Debt Obligation (or Debt Obligations) of any single Obligor or any of its Affiliates referred to in the definition of “Excess Concentration Obligation” over (ii) 2.5% of the Portfolio Purchase Amount on such date divided by (b) the Portfolio Purchase Amount on such date.

Excluded Taxes means Taxes (a) imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender which taxes are imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) as a result of a present or former connection between such Lender and the jurisdiction of the government or taxation authority imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Support Document, or sold or assigned an interest in the Loans, this Agreement or any Support Document) or (b) imposed under FATCA.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate means, on any date of determination, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Final Price means, with respect to any Debt Obligation (or any portion thereof), the net proceeds received by the Borrower from the sale or repayment of such Debt Obligation or such portion thereof (expressed as a percentage of par and exclusive of accrued interest and fees, but inclusive of premium in respect of principal).

Financed Debt Obligation has the meaning given to such term in Section 2.2(c).

Financial Covenant means, with respect to any Debt Obligation, any covenant, agreement or other undertaking relating to information included or required to be included in a balance sheet or statement of income, stockholders’ equity or cash flows of any entity if the failure to comply with such covenant, agreement or other undertaking, after giving effect to any required notice and the expiration of any applicable grace period or both, would entitle one or more lenders (or their agent or other representative) to declare that such Debt Obligation shall become due and payable before the same would otherwise have been due and payable or to terminate a commitment to extend credit under the related Debt Obligation Credit Agreement before the same would otherwise have been terminated.

Firm Bid means, with respect to any Debt Obligation, a good and irrevocable bid for value, to purchase the Par Amount of such Debt Obligation, expressed as a percentage of the Par Amount of such Debt Obligation and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such

Debt Obligation, as determined by the Administrative Agent, submitted as of 11:00 a.m. New York time or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a Dealer (a) if, in the Administrative Agent’s commercially reasonable judgment, (i) such Dealer may be ineligible to accept assignment or transfer of the Par Amount of such Debt Obligation substantially in accordance with the then-current market practice in the principal market for such Debt Obligation, as determined by the Administrative Agent, or (ii) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the related Debt Obligation Credit Agreement to the assignment or transfer to such Dealer of the Par Amount of such Debt Obligation or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the Par Amount of such Debt Obligation or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the Dealer that would permit settlement of the sale to such Dealer of the Par Amount of such Debt Obligation.

Foreign Lender means any Lender, including Persons that shall have become party hereto pursuant to an Assignment and Acceptance and Participants, that is organized under the laws of a jurisdiction other than the United States of America or any state thereof, other than any such Lender that has provided a validly executed IRS Form W-8ECI certifying that its income with respect to the Loans is effectively connected with a trade or business in the United States of America.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

Indemnitee has the meaning given to such term in Section 8.1.

Initial Lender means Citibank, N.A., a national banking association.

Interest Period means, with respect to each Loan, each period from and including a Quarterly Date to but excluding the next succeeding Quarterly Date, provided that (a) except as expressly set forth in the proviso to Section 2.1(c), the first Interest Period for any Loan shall commence on the Borrowing Date for such Loan and (b) the final Interest Period shall end on the Maturity Date.

Interest Rate means, with respect to any Interest Period, LIBOR for such Interest Period plus (a) during the Drawdown Period, 1.75%. and (b) thereafter, 2.00%.

Investment Advisers Act means the U.S. Investment Advisers Act of 1940.

Investment Company Act means the U.S. Investment Company Act of 1940.

Lenders has the meaning specified in the first paragraph of this Agreement.

LIBOR means, with respect to any Interest Period, the rate for deposits in USD for the period of three months that appears on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period; provided that, with respect to any Interest Period that does not both commence and end on a Quarterly Date, LIBOR shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period.

Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan has the meaning given to such term in Section 2.1.

Loan Advance Rate means, with respect to any Debt Obligation on any date of determination, (a) if such Debt Obligation is a Specified Debt Obligation on the date of purchase or other acquisition thereof by the Borrower, 70% and (b) otherwise, a percentage specified by the Administrative Agent to the Borrower with respect to such Debt Obligation on or prior to the date on which such Debt Obligation is purchased or otherwise acquired (including pursuant to Section 5.2(b)) by the Borrower; provided that (i) subject to the following clauses, if such Debt Obligation is an Excess Concentration Obligation, then the “Loan Advance Rate” with respect to the Excess Concentration Percentage of such Debt Obligation will be 65%; (ii) subject to the following clause (iii), if a Debt Obligation ceases to be a Specified Debt Obligation or ceases to satisfy the Obligation Criteria, then the “Loan Advance Rate” with respect to such Debt Obligation will be determined from time to time in the sole discretion of the Administrative Agent as specified to the Borrower (but in any event not later than 10 Business Days after the Borrower gives notice of such event to the Administrative Agent); (iii) if a Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event occurs with respect to such Debt Obligation, then, so long as such event is continuing, the “Loan Advance Rate” with respect to such Debt Obligation will be determined from time to time in the sole discretion of the Administrative Agent as specified to the Borrower; and (iv) the Borrower may by notice to the Administrative Agent request that a Debt Obligation that satisfies clause (vi) of the definition of Specified Debt Obligation after the date of purchase or other acquisition by the Borrower shall be treated as a Specified Debt Obligation under clause (a) above.

Loan Compliance Test means a test that is satisfied on any date of determination thereof if (a) the aggregate principal amount of Loans outstanding on such date of determination does not exceed (b) the sum of (i) the aggregate amount of Eligible Investments held by the Borrower on such date of determination plus (ii) the sum, for all Debt Obligations held by the Borrower on such date of determination, of the products of (x) the Loan Advance Rate on such date of determination with respect to such Debt Obligation multiplied by (y) the Purchase Amount of such Debt Obligation on such date of determination.

Loan Document means this Agreement and each Support Document.

London Banking Day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

LSTA means The Loan Syndications and Trading Association, Inc. and any successor thereto.

Master Participation Agreement means the Participation Agreement dated as of August 29, 2012 between the Borrower Investor and the Borrower.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower or any Support Obligor to perform any of its obligations under this Agreement or any other Transaction Document to which it is a party or (c) the rights of or benefits available to any of the Lenders, the Administrative Agent or the Security Agent under this Agreement or any of the other Transaction Documents.

Maturity Date means the earlier of (a) the Scheduled Maturity Date and (b) the date on which the Loans are paid in full.

Maximum Aggregate Loan Amount has the meaning given to such term in Section 3.2(c).

Merger means the merger on the Closing Date of Benjamin Loan Funding LLC, a Delaware limited liability company, and Benjamin 2 Loan Funding LLC, a Delaware limited liability company, with and into the Borrower, with the Borrower being the entity surviving such merger, all as provided in the Merger Agreement.

Merger Agreement means the Agreement and Plan of Merger dated as of August 29, 2012, between, among others, the Borrower, Benjamin Loan Funding LLC, a Delaware limited liability company, and Benjamin 2 Loan Funding LLC, a Delaware limited liability company.

Monthly Date means the 20th day of each calendar month.

Monthly Reporting Period means each period from and including a Monthly Date to but excluding the next succeeding Monthly Date, provided that (a) the first Monthly Reporting Period shall commence on and include the date hereof and end on but exclude the Monthly Date occurring in November 2012 and (b) the final Monthly Reporting Period shall end on the Maturity Date.

Moody’s means Moody’s Investors Service, Inc. or any successor thereto.

Moody’s Industry Classification Groups means each of the groups set forth in the table below:

Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottling, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

Personal and Non Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

Diversified/Conglomerate Manufacturing

Diversified/Conglomerate Service

Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution, Mining and Sales

Ecological: Pollution Control, Waste Removal, Waste Treatment, Waste Disposal

Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service, Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

Finance: Investment Brokerage, Leasing, Syndication, Securities

Farming and Agriculture: Livestock, Grains, Produce, Agricultural Chemicals, Agricultural Equipment, Fertilizers

Grocery: Grocery Stores, Convenience Food Stores

Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

Home and Office Furnishings, Housedress, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

Hotels, Motels, Inns and Gaming

Insurance: Life, Property and Casualty, Broker, Agent, Surety

Leisure, Amusement, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production, Theatres, Motion Picture Distribution

Machinery (Non-Agriculture, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators

Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

Personal, Food and Miscellaneous

Printing and Publishing: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks

Moody’s Rating means, with respect to any Debt Obligation, as of any date of determination:

(i)	if the Debt Obligation itself is rated by Moody’s (including pursuant to any credit estimate), such rating,

(ii)	if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below such corporate family rating

The Debt Obligation is Subordinate	The rating by Moody’s that is two rating subcategories below such corporate family rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on a secured obligation of the Obligor that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by Moody’s to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

The Debt Obligation is Subordinate	The rating by Moody’s that is two rating subcategories below the rating assigned by Moody’s to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an unsecured obligation of the Obligor (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by Moody’s to the other obligation

The Debt Obligation is Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an obligation of the Obligor that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is two rating subcategories above the rating assigned by Moody’s to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Debt Obligation is Subordinate	The rating assigned by Moody’s to the other obligation

(vi)	if a rating cannot be assigned pursuant to clauses (i) through (v), the Moody’s Rating may be determined using any of the methods below:

(A)

for up to 5% of the Portfolio Purchase Amount, the Borrower may apply to Moody’s for a shadow rating or public rating of such Debt Obligation, which shall then be the Moody’s Rating (and the Borrower may deem the Moody’s Rating of such Debt Obligation to be “B3” pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Debt Obligation will not be included in the 5% limit of the Portfolio Purchase Amount if the Borrower has assigned a rating to such Debt Obligation in accordance with clause (B) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Debt Obligation will not be included in the 5% limit of the Portfolio Purchase Amount; or

(B)	for up to 5% of the Portfolio Purchase Amount, if there is a private rating of an obligor that has been provided by S&P to the Administrative Agent and the Borrower, the Borrower may impute a Moody’s Rating that corresponds to such private rating; provided that a Debt Obligation will not be included in the 5% limit of the Portfolio Purchase Amount if the Borrower has applied to Moody’s for a shadow rating.

For purposes of the foregoing, a “private rating” shall refer to a rating obtained by the Administrative Agent, by the Borrower or by or on behalf of an obligor on a Debt Obligation that is not disseminated publicly; whereas a “shadow rating” shall refer to a credit estimate obtained (i) upon application of the Borrower or a holder of a Debt Obligation or (ii) from the proper use of the RiskCalc Plus probability of default model most recently made available by Moody’s. Any private rating or shadow rating shall be required to be refreshed annually. If the Borrower applies to Moody’s for a shadow rating or public rating of a Debt Obligation, the Borrower shall provide evidence to the Administrative Agent of such application and shall notify the Administrative Agent of the expected rating. The Borrower shall notify the Administrative Agent of the shadow rating or public rating assigned by Moody’s to a Debt Obligation.

Note means a promissory note made by the Borrower in favor of a Lender in substantially the form of Exhibit A hereto.

Obligation Criteria will be satisfied with respect to any Debt Obligation if such Debt Obligation satisfies each of the following requirements:

(i)	such Debt Obligation is denominated solely in USD;

(ii)	such Debt Obligation contains a representation and warranty by an Obligor that such Debt Obligation constitutes the legal, valid, binding and enforceable obligation of each Obligor thereon, enforceable against such Obligor in accordance with its terms; and no Obligor has disaffirmed, disclaimed, repudiated or rejected, in whole or in part, or challenged the validity of, such Debt Obligation (in each case, in writing);

(iii)	such Debt Obligation does not require any future advance to be made to any Obligor thereon after the date of purchase or other acquisition thereof by the Borrower;

(iv)	such Debt Obligation provides for scheduled payments of interest (computed based upon a generally recognized interest rate index) in cash no less frequently than semi-annually;

(v)	such Debt Obligation is not Subordinate;

(vi)	such Debt Obligation is secured;

(vii)	transfers of such Debt Obligation on the date of purchase or other acquisition thereof by the Borrower may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the date of purchase or other acquisition thereof by the Borrower;

(viii)	such Debt Obligation constitutes indebtedness for U.S. Federal income tax purposes;

(ix)	such Debt Obligation is capable of being assigned or novated to, at a minimum, commercial banks or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the relevant lending syndicate, without the consent of Obligor or any agent;

(x)	the Borrower will be entitled to receive all payments on such Debt Obligation without U.S. Federal or foreign withholding tax;

(xi)	the purchase or other acquisition by the Borrower of such Debt Obligation, and the making of a Loan to finance a portion of such purchase price (if applicable), will not violate any applicable law or regulation;

(xii)	if any payment of interest on such Debt Obligation that would otherwise be payable may be deferred or capitalized as additional principal (without default) without the consent of each affected lender, such Debt Obligation shall provide for payment of interest in cash (without deferral or capitalization) no less frequently than semi-annually at a rate per annum not less than 2.5%; and

(xiii)	either (a) such Debt Obligation is the subject of at least two bid quotations from nationally recognized independent dealers in the related Debt Obligation as reported on a nationally recognized pricing service or (b) such Debt Obligation is an Unquoted Debt Obligation.

Obligor means, with respect to any Debt Obligation, any obligor (whether as primary obligor, guarantor or otherwise) on the Debt Obligation.

Par Amount means, with respect to any Debt Obligation (or any portion thereof) held (or to be purchased or otherwise acquired) by the Borrower on any date of determination, the principal amount of such Debt Obligation (or such portion thereof) held (or to be purchased or otherwise acquired) by the Borrower outstanding on such date of determination.

Participant has the meaning given to such term in Section 8.4(f).

Participant Register has the meaning given to such term in Section 8.4(f).

Payment Account means, with respect to payments to be made hereunder or under any other Loan Document to any Lender, the account of such Lender for receiving such payments most recently specified to the Borrower and the Administrative Agent in a notice from such Lender.

Payment Dates means each of the days occurring eight Business Days following the last day of an Interest Period.

Permitted Liens means (a) with respect to any Debt Obligation, any Eligible Investments or any proceeds thereof, Liens arising under the Loan Documents and (b) with respect to any other Property of the Borrower, Liens arising in the ordinary course of the Borrower’s business that do not secure obligations in an aggregate amount exceeding USD100,000 at any one time outstanding.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Portfolio Criteria will be satisfied if:

(i)	The sum of the Purchase Amounts for all Debt Obligations that are not Specified Debt Obligations does not exceed 25% of the Portfolio Purchase Amount.

(ii)	The sum of the Purchase Amounts for all Debt Obligations that are Second Lien Obligations does not exceed 10% of the Portfolio Purchase Amount.

(iii)	The sum of the Purchase Amounts for all Debt Obligations that are Unquoted Debt Obligations does not exceed 15% of the Portfolio Purchase Amount.

(iv)	The sum of the Purchase Amounts for Debt Obligations of any single Obligor or any of its Affiliates does not exceed 2.5% of the Portfolio Purchase Amount; provided that the sum of the Purchase Amounts for Debt Obligations of up to each of five separate Obligors and their respective Affiliates may be up to 3% of the Portfolio Purchase Amount.

(v)	The sum of the Purchase Amounts for Debt Obligations of Obligors in any single Moody’s Industry Classification Group does not exceed 10% of the Portfolio Purchase Amount; provided that the sum of the Purchase Amounts for Debt Obligations in up to each of three separate Moody’s Industry Classification Groups may be up to 15% of the Portfolio Purchase Amount.

(vi)	The sum of the Purchase Amounts for Debt Obligations Acquired from a Related Party does not exceed 20% of the Portfolio Purchase Amount.

(vii)	After the Ramp-Up Period, the Weighted Average Rating does not exceed (x) prior to the end of the Drawdown Period, 3,000 and (y) thereafter, 3,490.

Portfolio Purchase Amount means on any date (a) during the Ramp-Up Period, the greater of (i) USD786,000,000 and (ii) the Portfolio Purchase Amount on such date and (b) thereafter, the sum of (i) the aggregate amount of Eligible Investments held by the Borrower on such date of determination plus (ii) the sum, for all Debt Obligations held by the Borrower on such date of determination, of the Purchase Amounts of such Debt Obligations.

Potential Event of Default means any event or circumstance that, with the giving of notice and/or the lapse of time, would become an Event of Default.

Prime Rate means the rate of interest per annum publicly announced from time to time by the financial institution then serving as the Administrative Agent as its prime rate in effect at its principal office in New York City, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Pro Rata Share means, with respect to any Lender on any date of determination, the percentage obtained by dividing the amount of such Lender’s Commitment on such date by the aggregate of the Commitments of all Lenders on such date. With respect to the Initial Lender, the percentage referred to in the foregoing sentence is on the date hereof equal to 100%.

Proceedings has the meaning given to such term in Section 8.5(b).

Property means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Purchase Amount means, with respect to any Debt Obligation, (a) the Purchase Price of such Debt Obligation multiplied by (b) the Par Amount of such Debt Obligation.

Purchase Price means, with respect to any Debt Obligation, the aggregate purchase price paid by the Borrower to purchase such Debt Obligation (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium); provided that (i) the Purchase Price with respect to any Debt Obligation acquired in a Qualifying Purchase described in Section 5.2(a)(i) shall be as set forth in Schedule III and (ii) the Purchase Price with respect to any Contributed Debt Obligation shall be as agreed in writing by the Borrower and the Administrative Agent on or prior to the acquisition of such Debt Obligation.

Qualifying Purchase has the meaning given to such term in Section 5.2(a).

Quarterly Date means each January 15, April 15, July 15 and October 15, commencing with the first such date in January 2013.

Quarterly Period means each period from and including a Quarterly Date to but excluding the next succeeding Quarterly Date, provided that (a) the first Quarterly Period shall commence on the date hereof and (b) the final Quarterly Period shall end on the Maturity Date.

Ramp-Up Period means the period from and including the Closing Date to but excluding the date occurring 90 days after the Closing Date.

Register has the meaning given to such term in Section 8.4(e).

Related Party means (a) the Borrower Investor, (b) any investment advisor to the Borrower Investor or any Affiliate thereof or (c) any account or portfolio as to which any investment adviser to the Borrower Investor or any Affiliate thereof (or any Affiliate of such investment adviser) serves as investment advisor.

Required Lenders means Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

S&P Rating means, with respect to a Debt Obligation:

(i)	if the Debt Obligation itself is rated by S&P (including pursuant to any credit estimate), such rating,

(ii)	if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating

The Debt Obligation is Subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Obligor that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by S&P to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

The Debt Obligation is Subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Obligor (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by S&P to the other obligation

The Debt Obligation is Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Obligor that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Debt Obligation:

Debt Obligation	Relevant Rating

The Debt Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation

The Debt Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Debt Obligation is Subordinate	The rating assigned by S&P to the other obligation

(vi) if the foregoing paragraphs are not applicable, then the S&P Rating shall be “CC”; provided that (x) if application has been made to S&P to rate a Debt Obligation and such Debt Obligation has a Moody’s Rating, then the S&P Rating with respect to such Debt Obligation shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody’s Rating and (y) Debt Obligations constituting no more, by aggregate Purchase Amount, than 10% of the Portfolio Purchase Amount may be given a S&P Rating based on a rating given by Moody’s as provided in clause (x) (after giving effect to the addition of the relevant Debt Obligation, if applicable).

Scheduled Maturity Date means August 29, 2015; provided that, if such day is not a Business Day, then the Scheduled Maturity Date will be the immediately preceding Business Day.

Second Lien Obligation means an obligation that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral (First Lien Debt) as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such obligation following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt.

Security Agent means Citibank, N.A., as agent for the secured parties under the Security Agreement, together with any successor in such capacity.

Security Agreement means the Security Agreement dated as of the date of this Agreement between the Borrower and the Security Agent.

Senior Management Fee means the “Senior Management Fee” as defined in the Amended and Restated Investment Management Agreement.

Specified Debt Obligation means any Debt Obligation satisfying each of the following requirements:

(i) such Debt Obligation is not on the date of purchase or other acquisition thereof by the Borrower subject to a Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event;

(ii) such Debt Obligation is on the date of purchase or other acquisition thereof by the Borrower part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD125,000,000;

(iii) such Debt Obligation has a Purchase Price of at least 85%;

(iv) such Debt Obligation has on the date of purchase or other acquisition thereof by the Borrower a Moody’s Rating of at least B3 and an S&P Rating of at least B-;

(v) such Debt Obligation is not a Second Lien Obligation; and

(vi) such Debt Obligation is the subject of at least two bid quotations from nationally recognized independent dealers in such Debt Obligation as reported on a nationally recognized pricing service;

provided that a Debt Obligation need not satisfy the requirements in clauses (iv) and (vi) above during the period of 30 days following the origination of such Debt Obligation so long as such Debt Obligation satisfies such requirements no later than the date 30 days after such origination.

Stamp Tax means any stamp, registration, documentation or similar tax.

Stamp Tax Jurisdiction has the meaning given to such term in Section 3.9(e).

Subordinate means, with respect to an obligation (the Subordinated Obligation) and another obligation of the obligor thereon to which such obligation is being compared (the Senior Obligation), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

Subordinate Management Fee means the “Subordinate Management Fee” as defined in the Amended and Restated Investment Management Agreement.

Subsidiary means, with respect to any Person (the parent) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Support Document means each of the Security Agreement, the Account Control Agreement and any other agreement or instrument pursuant to which any Person guarantees, secures, margins or otherwise supports the obligations of the Borrower under this Agreement.

Support Obligor means each Person, if any, other than the Borrower and any party to the Account Control Agreement that executes and delivers a Support Document for the benefit of the Administrative Agent, the Security Agent or any Lender in connection with this Agreement. There is no Support Obligor on the date hereof.

Tax has the meaning given to such term in Section 3.9(a).

Termination Percentage means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 7.5%.

Transaction Documents means the Loan Documents, the Merger Agreement, the Assignment Agreements, the Master Participation Agreement, the Equity Contribution Framework Agreement and the Amended and Restated Investment Management Agreement.

TRS Documentation means the ISDA 2002 Master Agreement, dated as of March 18, 2011, between Citibank, N.A. and the Borrower, including the Schedule thereto (and the Credit Support Annex thereto and all Credit Support Documents referred to therein) and the Confirmation (as amended and restated from time to time) exchanged thereunder.

Unquoted Debt Obligation means any Debt Obligation the market value of which cannot be obtained from a nationally recognized pricing source or quotation service that satisfies each of the following criteria:

(i) it is not a Covenant-Lite Obligation;

(ii) it provides for payment of interest in cash (without deferral or capitalization) no less frequently than semi-annually;

(iii) it is not a loan made to a debtor-in-possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code; and

(iv) on the date of purchase or other acquisition thereof by the Borrower, the ratio of (a) the aggregate principal amount of Indebtedness of the Obligor thereon (or, if there is more than one Obligor thereon, as determined on a consolidated basis with respect to the Obligor having the greatest aggregate principal amount of Indebtedness on a consolidated basis) to (b) net earnings before deduction of interest, taxes, depreciation and amortization of the Obligor thereon (or, if there is more than one Obligor thereon, as determined on a consolidated basis with respect to the Obligor having the greatest aggregate principal amount of Indebtedness on a consolidated basis) is less than 4.25.

U.S. Dollars and USD mean lawful money of the United States of America.

Valuation Price means, with respect to any Unquoted Debt Obligation on any date of determination, the most recent valuation of such Unquoted Debt Obligation provided to the Borrower (with a copy to the Administrative Agent) by any one of the valuation firms set forth on Schedule IV or any other nationally recognized valuation firm acceptable to the Administrative Agent; provided that:

(a)	subject to the following paragraph (b), for the period from and including the “trade date” for the purchase or other acquisition thereof to but excluding the date an initial valuation is received as aforesaid, the Valuation Price of such Unquoted Debt Obligation shall be the Purchase Price thereof; and

(b)

if the on-the-run MarkIt Cash LCDX index (or any successor index) as published by MarkIt (or any successor publisher) on such date of determination is less than the value of such index on the later of (i) such “trade date” and (ii) the date of the most recent valuation received as aforesaid by an amount (expressed in absolute and not percentage terms) exceeding 5%, then on such date of determination, and solely for the period until a subsequent valuation is received as aforesaid, the Valuation Price of such Unquoted Debt Obligation will be equal to (x) a percentage, the numerator of which shall be the value of such index on such date of determination and the denominator of which shall be the value of such index on the later of such two dates multiplied by (y) the Valuation Price that would apply in the absence of this paragraph (b).

Weighted Average Rating means, as of any date of determination, the number obtained by (a) multiplying the Purchase Amount of each Debt Obligation held by the Borrower on such date by the applicable Rating Factor (as set forth in table below); (b) summing the products obtained in clause (a) for all such Debt Obligations; and (c) dividing the sum obtained in clause (b) by the aggregate of the Purchase Amounts of all such Debt Obligations.

RATING FACTORS

Moody’s Rating	Rating Factor
Aaa	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Below Caa3	10,000

Interpretation

1.2 Unless the context otherwise clearly requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (f) any reference to any law, rule or regulation herein shall be construed as referring to such law, rule or regulation as from time to time amended; (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (h) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (i) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.

THE LOANS

2.1 Subject to the terms and conditions set forth herein, the Lenders severally agree to make their respective Pro Rata Shares of a loan (each, a Loan) to the Borrower from time to time on any Business Day (each, a Borrowing Date) during the Drawdown Period in order to finance (in part) the purchase by the Borrower of a Debt Obligation or to refinance a Debt Obligation previously contributed to the equity capital of the Borrower, in each case, with the proceeds of such Loan.

2.2 The advance of each Loan pursuant to Section 2.1 shall be subject to:

(a)	the satisfaction on or prior to the first Borrowing Date of each of the conditions precedent specified in Schedule I;

(b)	the first Borrowing Date occurring no later than the date five Business Days after the date of this Agreement;

(c)	the receipt by the Administrative Agent of a notice of borrowing (the date of such notice being the Borrowing Notice Date) from the Borrower not less than three (and not more than five) Business Days prior to the relevant Borrowing Date:

(i)	specifying the proposed Borrowing Date;

(ii)	specifying the principal amount of the proposed Loan (which shall be an amount not less than USD500,000);

(iii)	specifying the account to which the proceeds of the proposed Loan are to be paid;

(iv)	specifying whether the proceeds of such proposed Loan are to be used (x) to purchase a Debt Obligation pursuant to Section 5.2(a)(i) or (ii) or (y) to refinance a Contributed Debt Obligation previously acquired by the Borrower (the Debt Obligation so purchased or previously acquired, the Financed Debt Obligation);

(v)	if the proceeds of such Loan are to be used to purchase a Financed Debt Obligation, identifying such Financed Debt Obligation and specifying the related Par Amount and Purchase Price; and

(vi)	setting forth calculations demonstrating compliance with the conditions set forth in paragraphs (g) through (i) of this Section 2.2 after giving effect to the application of the proceeds of such Loan;

provided that (A) the initial notice of borrowing may be given on the date hereof and (B) the Borrower shall be permitted to deliver a notice of borrowing on the Borrowing Date that complies with the requirements of clauses (i) through (vi) above so long as (1) such notice is received by the Administrative Agent no later than 10:00 a.m. New York City time, (2) the proposed Loan to be made shall bear interest for the period of two Business Days commencing on and including the Borrowing Date as if the reference to “LIBOR” in the definition of “Interest Rate” were instead a reference to the Alternate Base Rate (and, for purposes of determining LIBOR immediately following such period, the first day of the relevant Interest Period shall be the next succeeding Business Day) and (3) no such borrowing shall be permitted if the aggregate principal amount of Loans outstanding on any date and bearing interest at the Alternate Base Rate would exceed USD40,000,000;

(d)	in the case of a Financed Debt Obligation being purchased pursuant to Section 5.2(a)(ii), the Administrative Agent shall have given its consent to such purchase (which consent the Administrative Agent may give or withhold in its sole discretion);

(e)	the Financed Debt Obligation satisfies the Obligation Criteria on the Borrowing Date;

(f)	in the case of a Financed Debt Obligation being purchased pursuant to Section 5.2(a)(ii), the Portfolio Criteria shall be satisfied after giving effect to such purchase (or, in the case of Portfolio Criterion that is not satisfied immediately prior to such purchase, the effect of such purchase shall be to improve the extent of compliance with such Portfolio Criterion);

(g)	after giving effect to the making of such Loan, the aggregate principal amount of the Loans outstanding hereunder held by any Lender does not exceed such Lender’s Commitment;

(h)	the Loan Compliance Test shall be satisfied after giving effect to such Loan and the application of the proceeds thereof;

(i)	the Equity Coverage Ratio after giving effect to such Loan and the application of the proceeds thereof shall not be less than the Diversion Percentage; and

(j)	each of the representations and warranties of the Borrower set forth in this Agreement and the Support Documents are true and correct in all material respects on and as of the related Borrowing Notice Date (or, if expressly stated to be made as of any specific date, on and as of such specific date) (and with each such representation and warranty being made on and as of the related Borrowing Notice Date for all purposes of this Agreement).

Subject to the satisfaction of such conditions, the Lenders shall make their respective Pro Rata Shares of such Loan available on the related Borrowing Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the case of a Financed Debt Obligation referred to in Section 5.2(a)(i) or (ii), the Administrative Agent will promptly make such funds available to the Borrower by either (i) depositing the same in the Custodial Account established (and as defined in) under the Security Agreement (pending use thereof as provided in the following clause (ii)) or (ii) applying such funds to the payment for the purchase by the Borrower of such Financed Debt Obligation in accordance with instructions timely furnished by the Borrower to the Administrative Agent. In the case of a Financed Debt Obligation that is a Contributed Debt Obligation, the Administrative Agent will promptly make such funds available to the Borrower in order to permit the Borrower to make an Equity Restricted Payment to the Borrower Investor on the related Borrowing Date.

2.3 The proceeds from each Loan shall be used by the Borrower exclusively for (i) in the case of a Financed Debt Obligation referred to in Section 5.2(a)(i) or (ii), the purchase of the Debt Obligation identified in the related notice of borrowing given pursuant to Section 2.2 (or, pending such application, for deposit into the Custodial Account) and (ii) in the case of a Financed Debt Obligation that is a Contributed Debt Obligation, the making of an Equity Restricted Payment to the Borrower Investor on or as soon as practicable following the related Borrowing Date. Each reference herein to the “purchase” of a Debt Obligation shall include the acquisition by the Borrower of one or more Debt Obligations by reason of the Merger in accordance with the Merger Agreement.

2.4 The Loans and other obligations of the Borrower hereunder shall be secured as provided in the Security Agreement and shall be entitled to the benefit of the other Support Documents. The Lenders hereby irrevocably appoint the Security Agent as their agent under the Security Agreement and each other Support Document and authorize the Security Agent to take such actions on their behalf and to exercise such powers as are delegated to the Security Agent by the terms of the Security Agreement and each other Support Document, together with such actions and powers as are reasonably incidental thereto.

PAYMENTS OF PRINCIPAL, INTEREST AND FEES

Principal

3.1 For value received, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders on the Scheduled Maturity Date the entire unpaid aggregate principal amount of the Loans.

Interest; Fees

3.2(a)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders interest on the unpaid principal amount of each Loan, for the period from and including the Borrowing Date for such Loan to but excluding the date that such Loan shall be paid in full, at a rate per annum equal to the Interest Rate.

(b)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders a commitment fee on the excess, if any, of (i) the aggregate amount of Commitments from time to time in effect over (ii) the aggregate principal amount of Loans outstanding, for each day during the Drawdown Period occurring after the Ramp-Up Period, at a rate per annum equal to 0.50%.

(c)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders an upfront fee in an amount equal to 0.75% of the aggregate amount of the Commitments of the Lenders as in effect on the date hereof (such aggregate amount, the Maximum Aggregate Loan Amount).

(d)	If the aggregate amount of the Commitments are reduced during the Drawdown Period, the Borrower shall pay to the Administrative Agent for account of the Lenders a commitment reduction fee in an amount equal to 0.50% of the aggregate amount of such reduction.

(e)	Interest and fees payable under this Section 3.2 shall be paid on the dates specified in Section 3.4 (or, if applicable, Section 3.3).

Default

3.3 Notwithstanding the foregoing, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders interest on any principal of or interest on any Loan, or any fee or other amount owing under this Agreement or the Security Agreement, that shall not be paid in full when due (whether at stated maturity, by acceleration, upon optional or mandatory prepayment or otherwise), for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Default Rate.

Payment Dates

3.4(a)	Accrued interest on each Loan shall be payable (i) on each Payment Date in an amount equal to interest accrued for the related Interest Period, (ii) upon the prepayment pursuant to Section 3.7 of any principal of any Loan in an amount equal to interest thereon accrued to but excluding the date of such prepayment and (iii) in the case of interest payable at the Default Rate, from time to time on demand of the Administrative Agent.

(b)	Commitment fee accrued pursuant to Section 3.2(b) during any Interest Period (or portion thereof) shall be payable on the related Payment Date.

(c)	The upfront fee payable pursuant to Section 3.2(c) shall be payable on the date of execution and delivery of this Agreement by the original parties hereto.

(d)	Any commitment reduction fee payable pursuant to Section 3.2(d) shall be payable on the date of the related commitment reduction.

Interest Computation Basis

3.5 Interest accruing with respect to each Loan for any Interest Period shall accrue for each day during such Interest Period and shall be computed on the basis of a year of 360 days and actual days elapsed. Interest accruing with respect to any other amount for any period shall accrue from and including the first day of such period to but excluding the last day of such period and shall be computed on the basis of a year of 360 days and actual days elapsed. Fee payable under Section 3.2(b) accruing with respect to any period shall accrue for each day during such period and shall be computed on the basis of a year of 360 days and actual days elapsed.

Manner of Payment

3.6(a)	The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) or under any Support Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 399 Park Avenue, New York, New York 10043, except as otherwise expressly provided herein or in any Support Document. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient through its Payment Account promptly following receipt thereof.

(b)	If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under the Security Agreement shall be made in USD.

(c)	Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)	Except to the extent otherwise provided herein: (i) each payment or prepayment of principal of any Loan (and of any fee payable under Section 3.2(d)) by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective portions of the unpaid principal amount of such Loan held by them; (ii) each payment of interest on any Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on their respective portions of such Loan then due and payable to the Lenders; (iii) each fee payable by the Borrower under Section 3.2(b) or 3.2(c) shall be made for account of the Lenders pro rata in accordance with their respective Pro Rata Shares; and (iv) each reduction of Commitments shall be made for account of the Lenders pro rata in accordance with their respective Pro Rata Shares.

(e)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan,

including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in such accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay any Loan, and to pay interest thereon or any fee hereunder, in accordance with the terms of this Agreement.

(f)	Any Lender may request that the portion of the Loans owing to such Lender be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the portion of the Loans evidenced by such Note and interest on such principal shall at all times (including after assignment pursuant hereto) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

(g)	If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of any Loan owing to such Lender resulting in such Lender receiving payment of a greater proportion thereof then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the amounts owing to the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with paragraph (d) above; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of any Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(h)	Any Lender may change the Payment Account for receiving payments under this Agreement by giving notice of the new Payment Account to the Borrower and the Administrative Agent at least three Business Days prior to the first scheduled date for the payment to which such change applies.

Optional and Mandatory Prepayments; Commitment Reductions

3.7(a)

The Borrower shall have the right upon any Business Day, upon not less than three Business Days’ notice to the Administrative Agent and each of the Lenders, to reduce permanently the aggregate amount of the Commitments then in effect; provided that

(i) any partial reduction shall be in an aggregate amount not less than USD500,000 and (ii) no such reduction shall reduce the aggregate amount of the Commitments to an amount less than the aggregate principal amount of the Loans then outstanding.

(b)	The Borrower shall have the right upon any Business Day, upon not less than three Business Days’ notice to the Administrative Agent and each of the Lenders, to prepay all or any portion of the Loans then outstanding; provided that any partial prepayment shall be in an amount not less than USD500,000.

(c)	If the Equity Coverage Ratio at the close of business in New York on any Business Day is less than the Termination Percentage, then, on the next succeeding Business Day (i) the Borrower shall prepay the entire unpaid aggregate principal amount of the Loans and (ii) the Commitments shall automatically be reduced to zero.

(d)	If the aggregate outstanding principal amount of the Loans outstanding on the date occurring nine months prior to the Scheduled Maturity Date (or, if such date is not a Business Day, on the immediately preceding Business Day) exceeds 87.5% of the Maximum Aggregate Loan Amount, then (i) the Borrower shall on such Business Day prepay the Loans in an aggregate principal amount necessary to eliminate such excess and (ii) the aggregate amount of the Commitments shall on such Business Day be reduced permanently to the aggregate principal amount of Loans outstanding after giving effect to such prepayment.

(e)	If the aggregate outstanding principal amount of the Loans outstanding on the date occurring six months prior to the Scheduled Maturity Date (or, if such date is not a Business Day, on the immediately preceding Business Day) exceeds 75% of the Maximum Aggregate Loan Amount, then (i) the Borrower shall on such Business Day prepay the Loans in an aggregate principal amount necessary to eliminate such excess and (ii) the aggregate amount of the Commitments shall on such Business Day be reduced permanently to the aggregate principal amount of Loans outstanding after giving effect to such prepayment.

(f)	If the aggregate outstanding principal amount of the Loans outstanding on the date occurring three months prior to the Scheduled Maturity Date (or, if such date is not a Business Day, on the immediately preceding Business Day) exceeds 50% of the Maximum Aggregate Loan Amount, then (i) the Borrower shall on such Business Day prepay the Loans in an aggregate principal amount necessary to eliminate such excess and (ii) the aggregate amount of the Commitments shall on such Business Day be reduced permanently to the aggregate principal amount of Loans outstanding after giving effect to such prepayment.

(g)	Any partial prepayment of the Loans shall be applied to the Loans then outstanding pro rata in accordance with their respective principal amounts outstanding immediately prior to such partial prepayment.

Payment Timing

3.8 The Borrower will not make any payment to any Person (other than (i) payments required hereunder or any other Loan Document to be made to the Administrative Agent, the Security Agent or any Lender (other than payments made in connection with the execution and delivery of this Agreement and other Loan Documents or the satisfaction of the conditions specified in Schedule I), (ii) payments made to purchase a Debt Obligation acquired by the Borrower in accordance with Section 2.2 and (iii) payments made to purchase Eligible Investments), except for payments made as indicated below:

(a)	on any date, to the payment of expenses owing by the Borrower in the ordinary course of business to any Person other than a Related Party so long as the aggregate amount paid pursuant to this paragraph (a) during any Quarterly Period does not exceed USD50,000; and

(b)	on any Payment Date and after the payment of all principal, interest, fees and other amounts payable by the Borrower hereunder or under any other Loan Document on or prior to such Payment Date, in the priority indicated below and solely from the sources indicated below:

(i)	from Available Interest Proceeds:

(A)	first, to the payment of accrued and unpaid Senior Management Fee;

(B)	second, if the Equity Coverage Ratio on such Payment Date (after giving effect to any such payment of principal, but prior to any payment pursuant to Section 3.8(b)(ii) on such Payment Date) is less than the Diversion Percentage or the Loan Compliance Test is not satisfied, to the payment of outstanding principal of the Loans until the Equity Coverage Ratio is equal to the Diversion Percentage and the Loan Compliance Test is satisfied, as applicable;

(C)	third, to the payment of accrued and unpaid Subordinate Management Fee;

(D)	fourth, to the payment of any remaining expenses owing by the Borrower in the ordinary course of business to any Person (other than any Related Person); and

(E)	fifth, to the payment of an Equity Restricted Payment to the Borrower Investor so long as (1) the Borrower has given at least three Business Days’ notice of the amount of such Equity Restricted Payment to the Administrative Agent and (2) no Event of Default or Potential Event of Default has occurred and is continuing or would result from such Equity Restricted Payment.

(ii)	from Available Principal Proceeds:

(A)	first, if the Equity Coverage Ratio on such Payment Date (after giving effect to any such payment of principal) is less than the Diversion Percentage (after giving effect to any payment made pursuant to Section 3.8(b)(i)(B) on such Payment Date) or the Loan Compliance Test is not satisfied, to the payment of outstanding principal of the Loans until the Equity Coverage Ratio is equal to the Diversion Percentage and the Loan Compliance Test is satisfied, as applicable; and

(B)	second, to the payment of an Equity Restricted Payment to the Borrower Investor so long as (1) the Loan Compliance Test is satisfied after giving effect to such Equity Restricted Payment, (2) the Borrower has given at least three Business Days’ notice of the amount of such Equity Restricted Payment to the Administrative Agent, (3) the Equity Coverage Ratio is at least equal to the Diversion Percentage after giving effect to such Equity Restricted Payment and (4) no Event of Default or Potential Event of Default has occurred and is continuing or would result from such Equity Restricted Payment.

(iii)	On or as soon as practicable following any Borrowing Date (other than a Payment Date) on which a Loan is made with respect to the aggregate of all Contributed Debt Obligations, the Borrower may use the proceeds of such Loan to make an Equity Restricted Payment to the Borrower Investor so long as (1) the Loan Compliance Test is satisfied after giving effect to such Equity Restricted Payment, (2) all principal, interest, fees and other amounts due and payable by the Borrower hereunder or under any other Loan Document on or prior to such Borrowing Date have been paid, (3) the Equity Coverage Ratio is at least equal to the Diversion Percentage after giving effect to such Equity Restricted Payment and (4) no Event of Default or Potential Event of Default has occurred and is continuing or would result from such Equity Restricted Payment.

(iv)

On any Business Day (other than a Payment Date), the Borrower may make an Equity Restricted Payment to the Borrower Investor in the form of an in kind distribution of all or any portion of a Debt Obligation then held by the Borrower (such distribution to be made without recourse, representation or warranty whatsoever) so long as (1) the Loan Compliance Test is satisfied after giving effect to such Equity Restricted Payment, (2) all principal, interest, fees and other amounts due and payable by the Borrower hereunder or under any other Loan Document on or prior to the date of such Equity Restricted Payment have been paid, (3) the Equity Coverage Ratio is at least equal to the Diversion Percentage after giving effect to such Equity Restricted Payment, (4) no Event of Default or Potential Event of Default has occurred and is continuing or would result from such Equity Restricted Payment, (5) the aggregate Purchase Amount of all Debt Obligations distributed pursuant to this Section 3.8(b)(iv) during any period of 12 consecutive calendar months shall not exceed 10% of the average daily aggregate Purchase Amount of all Debt Obligations held by the Borrower during such 12-month period and (6) the Borrower has given at least three Business Days’ notice of the amount of such Equity Restricted Payment to the Administrative Agent; provided that (x) if the settlement of the contribution to the Borrower of any Debt Obligation pursuant to Section 5.2(b) shall have previously occurred on such

Business Day, then compliance with the foregoing tests shall be determined after giving effect to such contribution and (y) the amount of any Equity Restricted Payment made pursuant to this Section 3.8(b)(iv) shall be the Current Price on such Business Day of the Debt Obligation to be distributed multiplied by the Par Amount of the Debt Obligation to be distributed.

Taxes

3.9(a)	All payments under this Agreement for account of the Administrative Agent or any Lender will be made without any deduction or withholding for or on account of any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (a Tax) unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Borrower is required to withhold or deduct for or on account of any Tax in respect of this Agreement for account of the Administrative Agent or any Lender, the Borrower will: (1) promptly notify the affected payee of such requirement; (2) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed; (3) promptly forward to the affected payee (with a copy to the Administrative Agent if it is not the affected payee) an official receipt (or a certified copy) evidencing such payment to such authorities; and (4) unless such Tax is an Excluded Tax pay to such payee such additional amount (an Additional Amount) as is necessary to ensure that the net amount actually received by such payee (free and clear of all Taxes other than Excluded Taxes, whether assessed against the Borrower or such payee) will equal the full amount such payee would have received in respect of this Agreement had no such deduction or withholding been required; provided that the Borrower will not be required to pay any Additional Amount with respect to any Tax that is:

(i)	imposed other than by withholding (except, for the avoidance of doubt, any Tax assessed directly against a Lender or the Administrative Agent for which the Borrower is required to indemnify the Lender or Administrative Agent pursuant to Section 8.1);

(ii)	an estate, inheritance, gift, sale, transfer, personal property or similar tax;

(iii)	imposed by reason of the failure of such payee, or beneficial owner of an interest in this Agreement if not such payee (after reasonable notice by such payee), to comply with Section 3.9(b) (unless such failure results from a Change in Tax Law or a change in a tax treaty to which the United States of America is a party); or

(iv)	imposed by reason of any combination of clauses (i), (ii) and (iii);

provided, further, that no Lender shall be entitled to receive Additional Amounts in respect of any Tax required to be withheld under the laws of the United States of America (including any tax treaties to which the United States of America is a party) in effect on the date (x) such Lender becomes a party to this Agreement or (y) such Lender changes its lending office, except, that (X) consistent with Section 8.4(d), any Lender that is an assignee shall be entitled to Additional Amounts if and only to the extent the assigning Lender was entitled to such amounts immediately prior to the assignment, (Y) consistent with Section 8.4(f), any Participant shall be entitled to Additional Amounts if and only to the extent the Lender selling the participation was entitled to such amounts immediately before the sale of the participation and (Z) if a Lender changes its lending office, such Lender shall remain entitled to receive any Additional Amounts if and only to the extent it was entitled to receive immediately prior to changing its lending office.

(b)	Each payee or beneficial owner of an interest in this Agreement if such payee (after reasonable notice by such payee) shall, to the extent it is legally entitled to, deliver to the Borrower such properly completed and executed documentation (including the applicable IRS Form W-9 and applicable W-8 and any attachments or supplements thereto) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that, with respect to any withholding under FATCA, only the provisions of Section 3.9(c) shall apply to any documentation to be delivered.

(c)	If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent documentation necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.9(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)	Each Lender agrees that if any form or certification provided pursuant to Section 3.9(b) or 3.9(c) expires or, to its knowledge, becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)	If (i) Borrower is required to pay any Additional Amount under this Section 3.9 to a Foreign Lender or (ii) a Change in Tax Law would result upon the passage of time, in a payment of an Additional Amount to a Foreign Lender, then such Foreign Lender shall take such steps as may be reasonably available to it to mitigate the effects of such Change in Tax Law (which shall include efforts to rebook this Agreement at another lending office or through another branch or an affiliate of the Foreign Lender), provided that such Foreign Lender shall not be required to take any step that would be materially disadvantageous to its business or operations (as determined by the Foreign Lender in its sole reasonable discretion). If the Foreign Lender does not promptly take the steps necessary to avoid the need for Additional Amounts, the Borrower shall have the right to redomicile (in consultation with the Initial Lender) in a jurisdiction that would not give rise to a withholding obligation.

(f)	If the Borrower makes a payment of any Additional Amount and the affected payee receives a refund, credit or other tax benefit that is attributable to the Tax in respect of which the Additional Amount is paid, such payee will promptly upon receipt of such refund, credit or benefit, pay to the Borrower such amount as will in such payee’s reasonable determination, leave such payee no better or worse off than if no payment of the Additional Amounts had been required; provided that nothing herein will limit the ability of such payee to prepare its tax returns in the manner it so determines in its sole discretion.

(g)	The Borrower will pay any Stamp Tax levied or imposed upon the Borrower or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (Stamp Tax Jurisdiction) and will indemnify the affected payee (and, to the extent it has made any payment on behalf of the Borrower, the Administrative Agent) against any such Stamp Tax levied or imposed upon such payee or in respect of such payee’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to such payee.

Alternate Rate of Interest

3.10	If prior to the commencement of any Interest Period:

(a)	the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)	the Administrative Agent is advised by the Required Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their respective portions of the Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Loans shall bear interest at a rate per annum equal to the Federal Funds Effective Rate on each day plus (i) during the Drawdown Period, 2.25%. and (ii) thereafter, 2.50%.

Increased Costs

3.11(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in LIBOR); or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement or the portion of the Loan made or maintained by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining their respective portions of the Loans or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise, but excluding increased costs or reductions in the amount of any sum received or receivable resulting from (1) an Excluded Tax or (2) a Tax to the extent Additional Amounts are required to be paid under Section 3.9(a) (or would be but for clause (ii) or (iii) of the first proviso to Section 3.9(a))), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the portion of the Loans made or maintained by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)	A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Break Funding Payments

3.12 In the event that (a) the payment of any principal of any Loan is made on any date other than a Payment Date (including as a result of an Event of Default) or (b) the Borrower fails to borrow any Loan or a portion thereof on the related Borrowing Date after giving notice of such borrowing to the Administrative Agent, then, in any such event, the Borrower shall compensate each Lender for an amount equal to the excess, if any, of (i) the amount of interest that such

Lender would pay for a deposit equal to the principal amount of its portion of such Loan for the period from the date of such payment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, equal to its portion of the amount of such borrowing for the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to LIBOR for such Interest Period over (b) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Right of Set-Off

3.13 The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Administrative Agent or any Lender may otherwise have, each of the Administrative Agent and the Lenders shall be entitled, at its option, to offset amounts owing by the Administrative Agent or such Lender, as the case may be, to the Borrower, in USD or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement that is not paid when due. For this purpose, any amount owing by the Administrative Agent or any Lender to the Borrower may be converted by the Administrative Agent or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Administrative Agent or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Contractual Currency

3.14 To the fullest extent permitted by applicable law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the Contractual Currency) is rendered:

(a)	for the payment of any amount owing in respect of this Agreement; or

(b)	in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive immediately from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the

Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by applicable law, the indemnities in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. The Borrower hereby waives the right to invoke any defense of payment impossibility.

Lender Replacement

3.15 If any Lender requests compensation under Section 3.11, or if the Borrower is required to pay any additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.9, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.4(c)), all its interests, rights (other than its existing rights to payments pursuant to Sections 3.9 and 3.11) and obligations under this Agreement to an assignee that shall acquire and assume such interests, rights and obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (excluding, for the avoidance of doubt, any commitment reduction fee payable under Section 3.2(d)) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 3.11 or payments required to be made pursuant to Section 3.9, such assignment will result in a reduction in such compensation or payments based on a certification made in good faith by the Borrower and delivered to the Administrative Agent and the Lender that has made a claim for compensation under Section 3.11 or a request for payment under Section 3.9. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

REPRESENTATIONS AND WARRANTIES

Borrower’s Representations and Warranties

4.1 The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)	Status. It is duly formed and validly existing as a limited liability company formed under the laws of the State of Delaware.

(b)	Powers. It has the power to execute this Agreement and any Support Document to which it is a party, to deliver this Agreement and any Support Document to which it is a party and to perform its obligations under this Agreement and any obligations it has under any Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance.

(c)	No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)	Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with, except for any consents that, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)	Obligations Binding. This Agreement and any Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)	Absence of Certain Events. No Event of Default or Potential Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Support Document to which it is a party.

(g)	Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Support Document.

(h)	Accuracy of Specified Information. All applicable information with respect to the Borrower or the Borrower Investor that is furnished in writing by or on behalf of it to any of the Lenders, the Administrative Agent or the Security Agent is, when taken as a whole as of the date of the furnishing of such information, true, accurate and (except as redacted) complete in all material respects.

(i)	Investment Company Act Status. It is not required to register as an investment company under the Investment Company Act by reason of Section 3(c)(7) of the Investment Company Act.

(j)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to borrow each Loan and to use the proceeds thereof to purchase a Debt Obligation as contemplated hereby and as to whether each such borrowing and purchase are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the Administrative Agent, any Lender or any of their respective Affiliates as investment, tax, accounting or legal advice or as a recommendation to enter into this Agreement, to borrow any Loan or to purchase any Debt Obligation, it being understood that information and explanations related to the terms and conditions of this Agreement or of any Loan or any such purchase will not be considered investment advice or a recommendation to enter into this Agreement, to borrow any Loan or to purchase any Debt Obligation. No communication (written or oral) received from the Administrative Agent, any Lender or any of their respective Affiliates will be deemed to be an assurance or guarantee as to the expected results of entering into this Agreement, borrowing any Loan or purchasing any Debt Obligation. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entering into this Agreement, borrowing each Loan or purchasing the Debt Obligations. None of the Administrative Agent, the Lenders and their respective Affiliates is acting as a fiduciary for or an adviser to the Borrower or any of its Affiliates in respect of this Agreement or the use of the proceeds thereof.

(k)	Lenders May Deal with Obligors on the Debt Obligations, etc. It acknowledges that the Administrative Agent, any Lender or any of their respective Affiliates may deal in any Debt Obligation and any other obligations of any Obligor or any Affiliate thereof and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Obligor, any Affiliate of any Obligor, any other person or entity having obligations relating to any Obligor and may act with respect to such business in the same manner as if this Agreement did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Obligor, regardless of whether any such action might have an adverse effect on such Obligor, the value of any Debt Obligation or otherwise.

(l)	Equity Contribution Framework Agreement. Each representation, warranty and statement made pursuant to the Equity Contribution Framework is true and correct.

COVENANTS

Borrower’s Covenants

5.1 The Borrower covenants and agrees with the Administrative Agent and the Lenders that, until payment in full of the Loans and all interest thereon and all other amounts payable by the Borrower under this Agreement:

(a)	Information. The Borrower will:

(i)	in connection with the purchase or other acquisition of any Debt Obligation (other than pursuant to the Merger), furnish the Administrative Agent (x) no later than one Business Day after the related “trade date”, with a notice setting forth the Par Amount and Purchase Price applicable to such purchase or other acquisition and (y) no later than one Business Day after the related “settlement date”, with a copy of the related Assignment Agreement;

(ii)	promptly (and in any event within three Business Days after receipt) deliver or cause to be delivered to the Administrative Agent the following information and documentation, in each case, to the extent actually received by the Borrower from the Obligor or its agents in respect of any Debt Obligation: all notices of any borrowings, prepayments and interest rate settings, all financial statements, all compliance certificates, all amendments, waivers and other modifications (whether final or proposed) in relation to the terms of such Debt Obligation; and all notices given by the Obligor to the lenders or their agent or by the lenders or their agent to the Obligor in relation to the exercise of remedies;

(iii)	promptly after the Borrower knows or should have known that any Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event has occurred in respect of any Debt Obligation, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail;

(iv)	promptly after the Borrower knows or should have known that (x) any Specified Debt Obligation has ceased to be a Specified Debt Obligation or (y) any Debt Obligation has ceased to satisfy the Obligation Criteria, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail;

(v)	promptly after the Borrower knows or should have known that any Portfolio Criterion is not satisfied, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail;

(vi)	no later than the sixth Business Day following the last day of each Monthly Reporting Period, the Borrower will deliver to the Administrative Agent a report of the Borrower certifying as to the information described in Schedule VI;

(vii)	no later than 1:00 p.m. New York time on the Business Day prior to any Payment Date, the Borrower will deliver to the Administrative Agent a report of the Borrower certifying as to the amount and nature of each payment to be made pursuant to each of clauses (i) through (iv) of Section 3.8(b) (and each subclause thereof, if any) on such Payment Date;

(viii)	provide the Administrative Agent with such other information in its possession regarding the business, assets, operations or condition, financial or otherwise, of the Borrower as the Administrative Agent may reasonably request (including on behalf of any Lender); and

(ix)	permit representatives of the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Property, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent (including on behalf of any Lender); provided that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall be permitted to effect any of the foregoing (other than any such discussion) no more frequently than three times during any period of 12 months commencing on the date of this Agreement.

(b)	Notice of Default. Promptly after the Borrower knows or has reason to believe that any Event of Default or Potential Event of Default has occurred, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto; provided that the failure to deliver notice of the occurrence of a Potential Event of Default shall not itself result in an Event of Default hereunder if any applicable grace period or notice requirement shall not yet have been satisfied.

(c)	Conduct of Business, etc. The Borrower will: (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; (ii) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities; (iii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; (iv) maintain all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted; and (v) keep adequate records and books of account, in which complete and consistent entries will be made, except to the extent that the failure to comply with any of the foregoing would not, individually or in the aggregate, result in a Material Adverse Effect. Without the prior written consent of the Administrative Agent, the Borrower will not amend, supplement or otherwise modify, or give its consent to any amendment, supplement or other modification of, any Transaction Document (other than (i) any of the foregoing entered into in the ordinary course of business with respect to any Assignment Agreement or (ii) any of the foregoing entered into with respect to any Loan Document in accordance with Section 8.4 and any other applicable provisions of such Loan Document).

(d)	Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except Indebtedness arising under this Agreement and the other Loan Documents.

(e)	Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Liens.

(f)	Use of Proceeds. The Borrower will not use any proceeds of this Agreement except in compliance with Section 2.3.

(g)	Line of Business. The Borrower will not engage in any business other than (i) acquiring interests in the Debt Obligations, (ii) entering into and performing its obligations under this Agreement and the other Transaction Documents to which it is a party, (iii) making Eligible Investments with the proceeds of any Debt Obligation or any equity contribution made to the Borrower, (iv) terminating the transactions under the TRS Documentation and (v) other activities that are incidental to activities specified in the foregoing clauses. Prior to the date hereof, the Borrower will not have engaged in any business other than (i) transactions incidental to its formation, (ii) the entry into and performance of the TRS Documentation, (iii) the entry into and performance of the Merger Agreement and (iv) the negotiation of the terms of the Transaction Documents. The Borrower will not acquire any Debt Obligation (or any portion thereof) other than pursuant to a Qualifying Purchase and will use all commercially reasonable efforts to cause any such purchase made as contemplated by clause (ii) or (iii) of the definition of Qualifying Purchase to settle (including of record with the relevant Obligor) no later than 30 days after the applicable “trade date”.

(h)	Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets, or liquidate or dissolve, except that (i) the Borrower may effect any sale of any Debt Obligation to the extent such sale would not result in an Event of Default or Potential Event of Default and (ii) the Borrower may effect the Merger in accordance with the Merger Agreement.

(i)	Transactions with Related Parties. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Related Party, except for (i) transactions expressly permitted by Section 5.1(j), 5.2 or 5.3 and (ii) the payment of fees and expenses expressly contemplated by the Amended and Restated Investment Management Agreement.

(j)	Restricted Payments. The Borrower will not make any Equity Restricted Payment, except that the Borrower may make Equity Restricted Payments to the extent expressly permitted by Section 3.8(b).

(k)	Investments in Subsidiaries. The Borrower will not own or acquire, and will not make any investment in, any Subsidiary.

(l)	Corporate Separateness. The Borrower will ensure that all corporate or other formalities necessary to maintain its separate existence are followed. In addition, the Borrower will not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, the Borrower will not (i) commingle any of its funds or assets with those of any Related Party or (ii) maintain its accounts, books, records, accounting records and other entity documents together with those of any other Related Party (provided that the foregoing will not prevent financial reporting on a consolidated basis to the extent required by GAAP). The Borrower will not permit the Borrower Investor or any other Related Party to guarantee or otherwise support the Borrower’s obligations under any Assignment Agreement.

Acquisition of Debt Obligations

5.2(a)	The Borrower shall acquire each Debt Obligation in accordance with one of the following (each, a Qualifying Purchase): (i) pursuant to the consummation of the Merger in accordance with the Merger Agreement; (ii) by direct purchase thereof in a purchase on arms’ length terms from one or more sellers; or (iii) by transfer thereof by the Borrower Investor to the Borrower pursuant to an in kind contribution to the capital of the Borrower in accordance with Section 5.2(b).

(b)	With respect to any Qualifying Purchase of a Debt Obligation made pursuant to Section 5.2(a)(iii), the Borrower shall acquire such Debt Obligation only if:

(i)	except for any Debt Obligation specified in Schedule V (up to the Par Amount thereof so specified), the Administrative Agent shall have given its consent to the acquisition by the Borrower of such Debt Obligation (which consent the Administrative Agent may give or withhold in its sole discretion);

(ii)	the Administrative Agent and the Borrower shall have agreed in writing upon the Purchase Price to be applicable to such Debt Obligation;

(iii)	the Debt Obligation satisfies the Obligation Criteria on the date of acquisition thereof by the Borrower;

(iv)	the Portfolio Criteria shall be satisfied after giving effect to such acquisition (or, in the case of Portfolio Criterion that is not satisfied immediately prior to such acquisition, the effect of such acquisition shall be to improve the extent of compliance with such Portfolio Criterion); and

(v)	the Debt Obligation is contributed in accordance with the Equity Contribution Framework Agreement.

Sale of Debt Obligations to Related Parties

5.3 The Borrower shall not sell any Debt Obligation (or any portion thereof) to any Related Party; provided that this Section 5.3 shall not prevent the Borrower from selling any Debt Obligation (or any portion thereof) to a Related Party if (a) no Event of Default or Potential Event of Default shall have occurred and be continuing and would not result therefrom, (b) the condition in Section 5.4 is satisfied with respect to such sale and (c) such Debt Obligation (or portion thereof) is being sold solely for Cash and in a transaction at a sale price (expressed as a percentage of par and will be determined exclusive of accrued interest and premium) not less than the Current Price and otherwise on arms’ length terms; in each case, so long as (i) such sale is effected in accordance with the requirements of the Investment Advisers Act applicable to an investment adviser registered as such thereunder and (ii) notice of such sale is given to the Administrative Agent and each Lender no later than the date of such sale.

Sale of Debt Obligations

5.4 The Borrower shall not sell any Debt Obligation (or any portion thereof) if either immediately prior to or immediately after giving effect to such sale (determined, in each case, on a “trade date” basis), the Equity Coverage Ratio is or would be less than the Termination Percentage; provided that the foregoing shall not apply to any “trade date” if the aggregate proceeds to be received from all sales of Debt Obligations with such or any earlier “trade date” will be sufficient to repay all principal, interest, fees and other amounts payable by the Borrower hereunder or under any other Loan Document.

DEFAULT; REMEDIES

Events of Default

6.1 If one or more of the following events (herein called Events of Default) shall occur and be continuing:

(a)	the Borrower shall default in the payment of any principal, interest or other amount owing under this Agreement when due (whether at stated maturity, by acceleration, upon optional or mandatory prepayment or otherwise) and such default shall continue for at least five Business Days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(b)	any representation, warranty or certification made herein or pursuant hereto or in or pursuant to any Support Document (or in any modification or supplement hereto or thereto) by the Borrower or any Support Obligor shall prove to have been false or misleading as of the time made in any material respect; or

(c)	the Borrower shall default in the performance of any of its obligations under any of Sections 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(j), 5.1(k), 5.1(l), 5.2, 5.3 and 5.4; or the Borrower or any Support Obligor shall default in the performance of any of its other obligations hereunder or of any obligations under any Support Document and such default (if remediable) shall continue unremedied for a period of at least 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(d)	the Borrower or any Support Obligor or the Borrower Investor shall (1) be dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall be presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party shall maintain possession, or any such process shall not be dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) take any action authorizing, or in furtherance of, any of the foregoing acts; or

(e)	the Borrower or any Support Obligor shall consolidate or amalgamate with, or merge with or into, or transfer all or substantially all its assets to, another Person and, at the time of such consolidation, amalgamation, merger or transfer:

(i)	the resulting, surviving or transferee Person shall fail to assume all the obligations of the Borrower or such Support Obligor under this Agreement or any Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the Administrative Agent and each Lender;

(ii)	the benefits of any Support Document shall fail to extend (without the consent of the Administrative Agent and each Lender) to the performance by such resulting, surviving or transferee Person of its obligations under this Agreement; or

(iii)	other than pursuant to the Merger, the creditworthiness of the resulting, surviving or transferee Person shall be materially weaker than that of the Borrower or such Support Obligor, as the case may be, immediately prior to such action; or

(f)	any Support Document shall cease to be in full force or effect, or the Borrower or any Support Obligor shall disaffirm, disclaim, repudiate or reject in writing, in whole or in part, or challenge in writing the validity of, any Support Document to which it is a party; or

(g)	the Borrower Formation Documents shall be amended, supplemented or otherwise modified, or shall be terminated, without the prior written consent of the Administrative Agent and each Lender, except for any amendment, supplement or other modification that would not have a Material Adverse Effect; or

(h)	any Support Document shall be amended, supplemented or otherwise modified, or shall be terminated, other than in accordance with the terms hereof or thereof; or

(i)	on any date, all of the ownership interests in the Borrower shall fail to be beneficially owned and controlled, either directly or at one or more indirect levels of beneficial ownership, by one or more persons that are Controlled by the Borrower Investor; or

(j)	on any date, the assets of the Borrower shall fail to be managed on a discretionary basis by the Borrower Investor; or

(k)	on any date, the Borrower Investor shall fail to maintain GSO/Blackstone Debt Funds Management LLC, a Delaware limited liability company, any Affiliate thereof or any other replacement therefor consented to in writing by the Administrative Agent (which consent shall not be unreasonably withheld), as its sub-adviser to assist the Borrower Investor in managing the investment and reinvestment of the assets of the Borrower Investor; or

(l)	the Borrower is required to register as an investment company under the Investment Company Act;

THEREUPON: (1) in the case of an Event of Default other than one specified in clause (1), (3), (5), (6) or, to the extent analogous thereto, (8) of Section 6.1(d), the Required Lenders may, by notice to the Borrower, (i) reduce the aggregate amount of the Commitments to zero and (ii) declare the principal of and interest on this Agreement and/or any other amount owing under this Agreement to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default specified in clause (1), (3), (5), (6) or, to the extent analogous thereto, (8) of Section 6.1(d), (i) the aggregate amount of the Commitments shall be automatically reduced to zero and (ii) the principal of and interest on this Agreement and all other amounts owing under this Agreement shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

ADMINISTRATIVE AGENT

7.1 Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the Support Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

7.2 The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

7.3 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the Support Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Support Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the Support Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Support Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Support Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Schedule I or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5 The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers through its Affiliates. The exculpatory provisions of Sections 7.3 and 7.4 shall apply to any such sub agent and to the Affiliates of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.6 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 7.6, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, after prior written consent from the Borrower (not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing for more than six months (or, if applicable, beyond any Event of Default referred to in Section 6.1(d))), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the prior written consent of the Borrower (not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing for more than six months (or, if applicable, beyond any Event of Default referred to in Section 6.1(d))), appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section 7.6 and Section 8.1 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

7.7 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Support Document or any related agreement or any document furnished hereunder or thereunder.

7.8 Except as otherwise provided in Section 8.4(a) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as expressly provided herein or in the Support Documents) release any Collateral or otherwise terminate any Lien under any Support Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Support Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Agreement or release any Support Obligor under any Support Document from its obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of a sale, distribution or other disposition of property permitted hereunder.

MISCELLANEOUS

Expenses; Indemnification

8.1 The Borrower will, on demand, indemnify and hold harmless each of the Administrative Agent and the Lenders for and against all reasonable and documented out-of-pocket expenses, including legal fees, incurred by it by reason of the enforcement of its rights under this Agreement, including, but not limited to, costs of collection.

The Borrower shall indemnify the Administrative Agent and each Lender, and each Affiliate of any of the foregoing Persons and each of their respective officers, directors and employees (each such Person being called an Indemnitee) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, in each case, payable by any Indemnitee to any governmental authority or other third party (other than any Affiliate of any Indemnitee) arising out of, in connection with, or as a result of (i) the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under either of the two preceding paragraphs of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the date of the request for such indemnification) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent Lender in its capacity as such.

The Borrower will, on demand, reimburse the Administrative Agent and the Initial Lender for and against all legal fees, charges and disbursements of counsel to the Administrative Agent and the Initial Lender (other than the allocated costs of internal counsel) incurred by reason of the execution and delivery of this Agreement and the other Loan Documents and the other documents contemplated hereby, in an aggregate amount not to exceed USD175,000.

This Section 8.1 shall not apply to any Tax that is the subject of Section 3.9, except to the extent that the Borrower fails to deduct or withhold Taxes in respect of which it would have been required to pay an Additional Amount, and such Taxes are assessed directly against a Lender or the Administrative Agent (excluding any penalties or interest in respect of such Taxes that result from the gross negligence or willful misconduct of the Administrative Agent or such Lender).

Waiver

8.2 No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Notices

8.3 All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested) or sent by facsimile transmission, as follows:

(a)	if to the Borrower, to it at Arch Street Funding LLC, c/o FS Investment Corporation, Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104, Attention: Bill Goebel, Chief Financial Officer, and Ken Miller, Vice President (Facsimile No. (215) 222-4649; Telephone No. (215) 495-1164);

(b)	if to the Administrative Agent, to it at 390 Greenwich Street, 4th Floor, New York, New York 10013, Attention: Mitali Sohoni (Facsimile No. 646-291-5779; Telephone No. 212-723-6181); and

(c)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto shall be deemed to be effective (i) if in writing and delivered by hand or overnight courier service, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that a transmission report confirming transmission is generated by the sender’s facsimile machine; or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

Amendments; Successors and Assigns; Transfers; Replacement

8.4(a)	Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) reduce the principal amount of any Loan or the rate of interest thereon without the written consent of each Lender affected thereby, (ii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon without the written consent of each Lender affected thereby, (iii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (v) release any Collateral (but without limiting Section 7.8) or (vi) modify the commitment of any Lender to extend credit hereunder without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(b)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby and any indemnitees referred to herein) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)	Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement), subject to the requirements that:

(i)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s portion of the Loans shall not be less than USD5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)	except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower shall consent to such assignment if the assignee is not an Eligible Assignee (which consent the Borrower may give or withhold in its sole discretion), provided that, unless such assignment is to a Competitor, no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(iii)	the assigning Lender shall have given the Borrower at least one Business Day’s notice of such assignment, provided that no such notice shall be required if an Event of Default has occurred and is continuing;

(iv)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(v)	the assignee shall have certified to the Borrower that it is a “qualified purchaser” (within the meaning given to such term in Section 2(a)(51) of the Investment Company Act); and

(vi)	the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(d)	Subject to acceptance and recording thereof pursuant to paragraph (e) below and the payment of a recordation fee to the Administrative Agent by the Assignor in an amount equal to USD3,500, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the rights referred to in Sections 3.9, 3.11 and 8.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) below.

(e)	The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and respective principal amounts of (and stated interest on) the portions of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the Register). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (e).

(f)	Any Lender may, sell participations to one or more banks or other entities (a Participant) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) each Participant shall be entitled to the benefits of Sections 3.9 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) above, except that no Participant shall be entitled to receive any greater amount pursuant to Section 3.9 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred (such that the amount of payments made by the Borrower pursuant to Section 3.9 shall be unaffected by the sale of any such participation). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.4(a) that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the Participant Register); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)	Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in the portion of the Loans held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

(i)	The Initial Lender hereby certifies (and agrees with) to the Borrower that the Initial Lender is a “qualified purchaser” (within the meaning given to such term in Section 2(a)(51) of the Investment Company Act).

(j)	Each of the Administrative Agent and the Lenders agrees to be bound by the confidentiality provisions of each Debt Obligation Credit Agreement with respect to all information and documentation in relation to the Debt Obligation or an Obligor thereon delivered hereunder to the Administrative Agent or such Lender, as the case may be. Each of the Administrative Agent and the Lenders acknowledges that such information may include material non-public information concerning an Obligor on any Debt Obligation or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

Governing Law; Submission to Jurisdiction; Etc.

8.5(a)	This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

(b)	With respect to any suit, action or proceedings relating to this Agreement (Proceedings), the Borrower irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over the Borrower. Nothing in this Agreement precludes the Administrative Agent or any Lender from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings by the Administrative Agent or any Lender in any one or more jurisdictions preclude the bringing of Proceedings by the Administrative Agent or any Lender in any other jurisdiction.

(c)	The Borrower irrevocably consents to service of process given in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law.

(d)

The Borrower irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

Limited Recourse

8.6(a)	None of the Borrower’s shareholders, officers, directors, members and managers shall be liable for any of the obligations or agreements or breach thereof or any covenant, representation or warranty of the Borrower under this Agreement, and no recourse or action may be taken, directly or indirectly, with respect to any of the obligations or agreements or breach thereof or any covenant, representation or warranty of the Borrower under this Agreement against any of the Borrower’s shareholders, officers, directors, members and managers, except that the foregoing will not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral, (ii) relieve any Person from (A) any liability for any unpaid consideration for stock, any unpaid capital contribution or any unpaid capital call or other similar obligation, (B) any liability arising under the Equity Contribution Framework Agreement or (C) any obligation, agreement or liability under any agreement or instrument other than this Agreement or (iii) limit service of process on the Borrower by delivery of notice on its behalf to the Borrower.

(b)	The provisions of this Section 8.6 shall survive any payment of this Agreement.

Waiver of Jury Trial

8.7 EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed and delivered this Loan Agreement as of the date first above written.

ARCH STREET FUNDING LLC

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

CITIBANK, N.A., as Initial Lender

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President

CITIBANK, N.A., as Administrative Agent

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President